UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 27, 2004

YARDVILLE NATIONAL BANCORP

(Exact Name of Issuer as Specified in Charter)

NEW JERSEY	0-26086	22-2670267
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

2465 KUSER ROAD, HAMILTON, NEW JERSEY 08690
(Address of Principal Executive Offices)

(609) 585-5100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item. 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Index of Exhibits
PRESS RELEASE

Item. 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 27, 2004, Yardville National Bancorp (the “Registrant”) announced that F. Kevin Tylus has been appointed Senior Executive Vice President and Chief Administrative Officer of the Registrant. Mr. Tylus, age 49, has been a member of the Board of Directors of the Registrant and The Yardville National Bank, the Registrant’s wholly-owned subsidiary, since 1992. Mr. Tylus served as President, Eastern Region for Great-West Life and Annuity Corporation from January 2003 until October 2004, President of CIGNA Dental and Corporate Senior Vice President from November 1999 to December 2002 and as Vice President/Director of Prudential Health Care Group from July 1995 to November 1999.

The Registrant entered into an employment agreement with Mr. Tylus, effective October 4, 2004 with a three year term, and automatic renewals for successive 12-month periods thereafter unless either of the parties gives notice to the contrary. The employment agreement provides for an initial annual base salary of $257,500, a one-time bonus of $50,000 paid upon the effective date of the agreement and an initial stock option grant for 25,000 shares of the Registrant’s common stock, vesting upon the date of grant. Pursuant to the agreement, Mr. Tylus will receive additional equity awards or, in the Registrant’s discretion, cash payments, aggregating approximately $167,000 over the three years 2006-2008. Mr. Tylus may also receive reimbursement of certain relocation expenses. In addition, Mr. Tylus will receive an annual cash performance bonus equal to a percentage of the profits of the Registrant, after taxes and before dividend payments. For fiscal 2004, reflecting the partial year, the cash performance bonus will equal 1/4 of .85% of such profits, if such profits are at least $10,000,000 but less than $17,850,000, or 1/4 of 1% of such profits, if such profits are $17,850,000 or more. For 2005 and beyond, Mr. Tylus’ cash performance bonus, as well as any increase in his annual salary, will be subject to the recommendation and approval of the Organization and Compensation Committee. Mr. Tylus is also entitled to participate in any employee benefit plan or perquisite arrangement established by the Registrant or the Bank and available to senior executives and key management employees of the Registrant or the Bank, and the Bank will provide him with an automobile for his personal use (or, in the alternative, an automobile allowance). The employment contract may be terminated with or without cause (as defined in the employment contract). In the event the employment contract is terminated by the Registrant, other than for death, disability or cause, within three years after a change in control (as defined in the agreement), or by Mr. Tylus, other than for death or disability, within six months after a change in control, Mr. Tylus will be entitled to receive a lump sum payment within 30 days after the occurrence of such termination in an amount equal to three times his annual salary at the time of such termination and, in the event of termination by the Registrant, an amount equal to the cash bonus paid to Mr. Tylus for the most recent fiscal year prior to such termination. In addition, if Mr. Tylus would be liable for an excise tax as a result of such payment, he will be entitled to receive an amount equal to the amount of such excise tax, plus an additional amount sufficient to compensate him for federal and state taxes on such excise tax reimbursement. If the Registrant terminates the employment contract other than for disability, death or cause, and in the absence of a change in control, Mr. Tylus will be entitled to receive a lump-sum payment upon termination equal to the amount that would have been payable to him at his then current annual salary for the remainder of the contract term.

A copy of the press release that includes this announcement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
99.1	Press Release dated September 27, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARDVILLE NATIONAL BANCORP
Date: September 27, 2004	By:	Stephen F. Carman
Stephen F. Carman
Vice President and Treasurer

Index of Exhibits

Exhibit
Number	Description
99.1	Press Release dated September 27, 2004.